Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
SulphCo, Inc:

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-148499 and No. 333-146418) and Form S-8 (No. 333-145872) of SulphCo, Inc. of our reports dated March 7, 2008, relating to the balance sheet of SulphCo, Inc. as of December 31, 2007, and the related statements of operations, cash flows, and changes in stockholders’ equity (deficit) for the year then ended and the effectiveness of control over financial reporting, which appear in this Form 10-K.

/s/ Hein & Associates LLP
Hein & Associates LLP
Houston, Texas

March 7, 2008